CONTACT: Mark Wachs
                                                   Mark Wachs and Associates
                                                   (212) 832-2800
                                                   e-mail: mwachs@datavoice.net

                                                           Joseph G. Mahler
                                                           FuelCell Energy, Inc.
                                                           (203) 825-6000
                                                   e-mail: jmahler@fce.com



                              FOR IMMEDIATE RELEASE
                              ---------------------

                        FUELCELL ENERGY, INC . ANNOUNCES
                          THREE-FOR-TWO STOCK DIVIDEND

DANBURY, CONNECTICUT, October 20, 1999 -- FuelCell Energy, Inc. (AMEX:FCL) announced today that its Board of Directors has declared a three-for-two stock dividend on its common stock. Stockholders of record on November 1, 1999 will be entitled to one additional share of common stock for each two shares of the Company's common stock held on that date. Cash will be paid in lieu of fractional shares.

The payment date for the stock dividend will be November 16, 1999. On or about that date, certificates for the new shares will be mailed to stockholders by the Company's transfer agent, Continental Stock Transfer & Trust Company.

The Company had approximately 4,207,223 shares of its common stock outstanding as of October 19, 1999. As a result of the stock dividend, the Company will have approximately 6,300,000 shares of common stock outstanding as of November 1, 1999.


About FuelCell Energy, Inc.

FuelCell Energy, Inc. - www.fuelcellenergy.com - formerly Energy Research Corp., is a world-recognized leader in the field of high efficiency fuel cells for electric power generation. The Company's Direct FuelCell technology takes the inherent attractiveness of fuel cells one step further by eliminating the external fuel processing to extract hydrogen from a hydrocarbon fuel. This results in a simpler and more efficient system compared with conventional fuel cells. FuelCell Energy is based in Danbury, Conn.

                                     -MORE-

FUELCELL ENERGY, INC.
ANNOUNCES THREE-FOR-TWO
STOCK DIVIDEND
PAGE TWO



This press release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.


                                       ###